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                                                                  Exhibit 23.02

                        Consent of Independent Auditors

The Board of Directors

VeriSign, Inc.

We consent to incorporation by reference in the registration statement dated on or about July 9, 1999, on Form S-8 of VeriSign, Inc., of our report dated January 15, 1999, with respect to the consolidated balance sheets of VeriSign, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of VeriSign, Inc.

Mountain View, California
July 9, 1999